Exhibit 99.1

Teruca Rullán

Primera Vicepresidenta

Comunicaciones Corporativas

@bpopcomm

Teruca.rullan@popular.com

(787) 281-5170

Cel- 917-679-3596

November 10, 2014

Popular Community Bank Completes the Sale of its California Regional Operations

SAN JUAN, Puerto Rico—(BUSINESS WIRE)—Popular, Inc. (NASDAQ:BPOP) announced that Popular Community Bank (“PCB”), its U.S. banking subsidiary, completed the previously announced sale of its California regional operations to Banc of California, National Association a wholly owned subsidiary of Banc of California, Inc. (NYSE:BANC).

As part of the transaction, PCB sold its 20 branches in the Los Angeles and Orange County areas, including approximately $1.1 billion in loans and $1.1 billion in deposits.

The transaction is expected to result in a net premium of approximately $4 million, before customary transaction related costs.

This transaction is part of the previously announced strategic reorganization of Popular, Inc.’s U.S. operations, which includes the sale of PCB’s regional operations in California, Illinois and Central Florida and the centralization of certain back office operations in Puerto Rico and New York. With the reorganization, PCB will strengthen its mainland U.S. presence, by concentrating on the New York, New Jersey, and South Florida markets.

With this transaction, Popular completes the sales of all three regions as planned and will focus its efforts on completing the back office centralization and on strengthening PCB’s presence in the selected markets.

RBC Capital Markets, LLC acted as financial advisor to Popular. Sullivan & Cromwell LLP, New York, NY, and Frandzel Robins Bloom & Csato, L.C., Los Angeles, CA, acted as legal counsels to Popular.